Exhibit 99.2

PRESS RELEASE

Silicon Labs Appoints Sumit Sadana as Lead Director

AUSTIN, Texas – Jan. 3, 2022, Silicon Labs (NASDAQ: SLAB), a leader in secure, intelligent wireless technology today announced that Sumit Sadana has been appointed Lead Director of the company’s board of directors. Sadana succeeds Bill Wood who has held that position since 2005 and remains a member of the board.

Sadana has been a director on the Silicon Labs board since 2015 and he is a member of the nominating and governance committee. He is currently the executive vice president and chief business officer at Micron Technology (NASDAQ: MU), a leader in innovative memory and storage solutions.

“Sumit is a collaborative leader with a proven track record of improving operating performance and scaling growth,” said Matt Johnson, Silicon Labs CEO. “We’re grateful for his deep expertise in technology and global strategy as we scale to serve the rapidly growing ‘Internet of Things’ market.”

Prior to joining Micron, Sadana held various leadership roles at SanDisk including executive vice president, chief strategy officer, and general manager of enterprise solutions. Sadana started his career at IBM Corporation before going on to become senior vice president of strategy and business development and chief technology officer at Freescale Semiconductor.

“I am honored to be selected as the new Lead Director at this pivotal moment for Silicon Labs,” said Sadana. “I look forward to partnering with Matt and the rest of the board to address the significant growth opportunities ahead of Silicon Labs.”

“We thank Bill Wood for his leadership during a period of immense growth and transformation for the company and look forward to his continued contributions to Silicon Labs’ success,” said Johnson.

About Silicon Labs

Silicon Labs (NASDAQ: SLAB) is a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, thriving ecosystem, and robust support make us an ideal long-term partner in building advanced industrial, commercial, home, and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies, and improve lives. silabs.com

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For further information:

Media and Industry Analysts: pr@silabs.com; Investors and Financial Analysts: investor.relations@silabs.com